Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2021, with respect to the financial statements of Behavioral Health Services, LLC and Subsidiaries as of November 20, 2020 and for the period from January 1, 2020 to November 20, 2020, and as of and for the year ended December 31, 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, Colorado

May 6, 2021